Exhibit 99.1

FOR IMMEDIATE RELEASE

Immunicon Corporation Reports Results for the Three and Six Months Ended

June 30, 2006

•	Total product and service revenue more than triples to $2.1 million in the three months ended June 30, 2006 compared to $622,000 for the three months ended June 30, 2005

•	Net loss declines by 24% to $5.4 million and net loss per share decreases by 33% to $0.20 per share for the three months ended June 30, 2006 compared to the three months ended June 30, 2005

•	Immunicon reiterates net cash burn guidance for 2006 to be between $20 million and $22 million

HUNTINGDON VALLEY, PA, August 2, 2006 — Immunicon Corporation {Nasdaq-Global Market: IMMC}, which is developing and commercializing proprietary cell and molecular-based human diagnostic and life-science research products with an initial focus on cancer, today announced its operating results for the three and six months ended June 30, 2006.

Financial Results for the Three and Six Months Ended June 30, 2006

Immunicon reported product and service revenue of $2.1 million for the three months ended June 30, 2006, including $1.4 million in instrument revenue, $417,000 in reagent and consumable product sales and $338,000 in service revenue. Immunicon had $622,000 in product and service revenue for the three months ended June 30, 2005 which included $457,000 in instrument revenue, $115,000 in reagent revenue and $50,000 in service revenue.

For the six months ended June 30, 2006 Immunicon reported product and service revenue of $3.4 million, including $2.0 million in instrument revenue, $697,000 in reagent and consumable product sales and $677,000 in service revenue. Immunicon reported $1.2 million in product and service revenue for the six months ended June 30, 2005 which included $920,000 in instrument revenue, $212,000 in reagent revenue and $100,000 in service revenue.

In the three months ended June 2006 Immunicon shipped 11 CellTracks Analyzer II systems to domestic and international customers including 9 new shipments and 2 upgrades from the first generation CellSpotter Analyzer system to the CellTracks Analyzer II system. Also for the quarter ended June 2006 Immunicon shipped 9 CellTracks AutoPrep Systems. For the six months ended June 30, 2006 Immunicon shipped 24 CellTracks Analyzer II systems to domestic and international customers including 16 new shipments and 8 upgrades from the first generation CellSpotter Analyzer system to the CellTracks Analyzer II system. Also for the six months ended June 2006 Immunicon has shipped 16 CellTracks AutoPrep Systems. As of June 30, 2006 Immunicon had cumulative placements of 65 cell analyzers including 46 CellTracks Analyzer II systems and 19 CellSpotter Analyzers. As of June 30, 2006 Immunicon had 58 cumulative placements of the CellTracks AutoPrep Systems. The instrument systems are located in the U.S., various countries of the EU and Japan and include placements in major reference labs (Quest Diagnostics Incorporated in the U.S. and SRL in Japan), hospital labs, a major U.S. pharmaceutical company, clinical research organizations and various Johnson & Johnson sites worldwide. Recognition of revenue related to instrument shipments to customers typically is delayed for a period of several months pending the final evaluation and acceptance of these systems by customers.

Costs of goods sold were $2.4 million and $636,000 for the three months ended June 30, 2006 and 2005 respectively. Immunicon reported a loss on product and service sales of $299,000 in the three months ended June 30, 2006 compared to a loss on product sales of $14,000 in the corresponding period in 2005. This is the result of two key factors. Immunicon began capitalizing inventory-related costs in the fourth quarter of 2004. Prior thereto, all product and inventory material purchases were recorded as an R&D expense, principally as laboratory supplies. Therefore in the three months ended June 30, 2005 much of the materials typically recorded as cost of goods sold had been purchased and expensed in a prior period and as a result much of the product revenue was reported without a corresponding cost of goods sold. Also during 2006 Immunicon decided to begin outsourcing certain activities related to the manufacture of instruments. Immunicon is in the process of reducing its internal manufacturing costs but this transition process resulted in some limited duplicate instrument cost of goods sold. These costs should be reduced once the outsourcing process is completed. This process should be completed before the end of 2006.

Costs of goods sold were approximately $4.0 million and $810,000 for the six months ended June 30, 2006 and 2005 respectively. For the six months ended June 2006 Immunicon reported a loss on product and service sales of $571,000 compared to a gross profit on product sales of $422,000 in the corresponding period in 2005. This is the result of two key factors. Immunicon began capitalizing inventory-related costs in the fourth quarter of 2004. Prior thereto, all product and inventory material purchases were recorded as an R&D expense, principally as laboratory supplies. Therefore in the six months ended June 30, 2005 much of the materials typically recorded as cost of goods sold had been purchased and expensed in a prior period and as a result much of the product revenue was reported without a corresponding cost of goods sold. Also during 2006 Immunicon decided to begin outsourcing certain activities related to the manufacture of instruments. Immunicon is in the process of reducing its internal manufacturing costs but this transition process resulted in some limited duplicate instrument cost of goods sold. These costs should be reduced once the outsourcing process is completed. This process should be completed before the end of 2006.

Effective January 1, 2006 Immunicon adopted Statement of Financial Accounting Standards 123R Share-Based Payment (“SFAS 123R”) which requires that costs associated with stock-based compensation be expensed in the current period. For the three and six month periods ended June 30, 2006 Immunicon recorded $499,000 and $856,000, respectively in non-cash compensation expense and allocated these expenses to the appropriate cost category. The adoption of SFAS 123R and the changes related to inventory and cost of goods sold referred to above should be considered when comparing results between periods.

Research and development expenses for the three months ended June 30, 2006 were $3.3 million compared to $5.5 million in the corresponding three months in 2005. The reduction of $2.2 million is a result principally of two factors. In August 2005 Immunicon reduced staff and other expenses in order to align costs with its commercialization strategy. Immunicon reduced its workforce by 25% as of that date. The effect of the staff reduction accounts for approximately $1.3 million of the reduced costs. Clinical trial and development costs were lower by $710,000 due to the fact that in January 2006 Immunicon completed patient enrollment for two clinical trials for monitoring metastatic prostate cancer and for monitoring metstatic colorectal cancer.

General and administrative (“G&A”) expenses for the quarter ended June 30, 2006 were $2.3 million, compared to $2.0 million for the comparable quarter of 2005. This increase of approximately $300,000 is attributable principally to non-cash compensation charges associated with the issuance of restricted shares and to the adoption of SFAS 123R.

Research and development expenses for the six months ended June 30, 2006 were $6.4 million compared to $11.5 million in the corresponding six months in 2005. The reduction of $5.1 million is a result principally of two factors. In August 2005 Immunicon reduced staff and other expenses in order to align costs with its commercialization strategy. Immunicon reduced its workforce by 25% as of that date. The effect of the staff reduction accounts for approximately $3.0 million of the reduced costs. Clinical trial and development costs were lower by $1.2 million due to the fact that in January 2006 Immunicon completed patient enrollment for two clinical trials for monitoring metastatic prostate cancer and for monitoring metastatic colorectal cancer. Other cost control activities account for $700,000 of the reduction in costs.

General and administrative (“G&A”) expenses for the six months ended June 30, 2006 were $4.8 million, compared to $4.0 million for the comparable period in 2005. This increase of approximately $800,000 is attributable principally to non-cash compensation charges associated with the issuance of restricted shares and to the adoption of SFAS 123R.

For the three and six month periods June 30, 2006, Immunicon’s net loss was $5.4 million and $10.8 million, respectively compared to a net loss of $7.1 million and $14.2 million for the three and six month periods ended June 30, 2005. The loss per share was $0.20 and $0.39 for the three and six month periods ended June 30, 2006 compared to a loss per share of $0.30 and $0.61 for the three and six month periods ended June 30, 2005. The weighted average common shares outstanding was 27.6 million for both the three and six month periods ended June 30, 2006, compared to weighted average common shares outstanding for the three and six month periods ended June 30, 2005 of 23.4 million and 23.3 million, respectively.

As of June 30, 2006, Immunicon had cash, cash equivalents and investments of $33.9 million, including $500,000 of investments classified as long term investments. Immunicon is reiterating its estimate for net cash expenditures for 2006 to be in a range of between $20 million and $22 million. Immunicon continues to control actively operating costs and to monitor staffing levels and capital expenditures.

Byron D. Hewett, Immunicon’s President and Chief Executive Officer (CEO) commented, “We continue to be pleased with the progress we are making in the commercialization of our products. Our product and service revenue increased by 70% in the second quarter of 2006 compared to the first quarter of 2006. Awareness and interest in our data and clinical utility of our products continues to grow in all key market segments including physicians, hospitals and research institutes, Pharma/biotech and reference laboratories. We continue to make strides in our discussions with pharmaceutical companies for the use of our products to aid in the development of new cancer drugs. We were especially pleased that our test assessing IGF-1R a potential target for cancer therapies on circulating tumor cells was successfully incorporated into a Phase I/II study sponsored by Pfizer and the results from this study were presented at the 2006 Annual Meeting of the American Society of Clinical Oncology (ASCO). We continue to pursue similar agreements with pharmaceutical companies to develop new tests and/or offer testing services in connection with their clinical trials. Ultimately, we believe that using circulating tumor cells as biomarkers in these trials may accelerate time to market for promising cancer therapies. Finally, we remain pleased with the results of certain cost reduction actions which we implemented in the second half of 2005. We continue to benefit from these changes as reflected in our cash burn performance. For the remainder of 2006, we will continue to pursue aggressively our commercialization activities and key product and clinical development programs with clear focus and a strong balance sheet.”

Other Highlights for the Quarter Ended June 30, 2006:

•	On June 4, 2006 Immunicon announced that data from a drug development study sponsored by Pfizer were presented at the 42nd Annual Meeting of the American Society of Clinical Oncology (ASCO), in Atlanta, Georgia by Gerhardt Attard, MD, MRCP from the Royal Marsden Hospital, London, UK The patients were enrolled by The Royal Marsden Hospital and testing of circulating tumor cells (CTCs) was performed by Immunicon in its Pharma Services group. In his conclusions, Dr. Attard said that, “Circulating tumor cells promise to be a useful tool for predicting response and assessing biological effects of targeted therapies.” Immunicon believes that its technology represents the most reliable method available today for isolating and interrogating CTCs for expression of therapy targets that may lead to personalized medicine.

•	An article entitled Circulating Tumor Cells at Each Follow-up Time Point during Therapy of Metastatic Breast Cancer Patients Predict Progression-Free and Overall Survival was published in the July 15, 2006 edition of Clinical Cancer Research. The conclusion of the paper indicated that “detection of elevated CTCs at any time during therapy is an accurate indication of subsequent rapid disease progression and mortality for patients (with metastatic breast cancer).” Immunicon believes that this article represents a significant addition to the clinical evidence supporting the use of CTC’s as a tool to monitor patients with metastatic breast cancer at any point during a course of therapy.

•	A summary of instrument shipments and instruments sold for revenue recognition purposes for the period from launch to June 30, 2006 is shown below:

	Cumulative @ YE 2005	Quarter ended March 31, 2006	Quarter ended June 30, 2006	Cumulative @ June 30, 2006
Instrument shipments
CellTracks Analyzer II
J&J affiliates	7	—	—	7
Customer upgrades from CellSpotter	—	6	2	8
Other customers	15	7	9	31

Total CellTracks Analyzer II	22	13	11	46

CellSpotter Analyzer
J&J affiliates	14	—	—	14
Other customers	11	(2)	(4)	5

Total CellSpotter (1)	25	(2)	(4)	19

Total Analyzers	47	11	7	65

CellTracks AutoPrep
J&J affiliates	17	—	—	17
Other customers	25	7	9	41

Total CellTracks AutoPreps	42	7	9	58

Instruments sold (2)
CellTracks Analyzer II
J&J affiliates	6	—	—	6
Other customers	8	5	10	23

Total CellTracks Analyzer II	14	5	10	29

CellSpotter Analyzer
J&J affiliates	13	1	—	14
Other customers	8	1	1	10

Total CellSpotter	21	2	1	24

Total Analyzers	35	7	11	53

CellTracks AutoPrep
J&J affiliates	15	1	—	16
Other customers	15	3	9	27

Total CellTracks AutoPreps	30	4	9	43

(1)	reductions in CellSpotter placements are the result of replacement or upgrade to the next-generation CellTracks Analyzer II
(2)	- represents instruments which were sold and revenue recorded in the period indicated

Conference Call

Byron D. Hewett, President and CEO, and other members of senior management will provide an Immunicon update and discuss results via Webcast and conference call on Wednesday August 2, 2006, at 9:00 a.m. EDT. To participate in the live call by telephone, the dial-in number for domestic U.S. listeners is 888-362-4820 using passcode: 14250885. International callers may dial 617-597-5345 using passcode: 14250885. In addition, a live audio Webcast of the call will be available online at Immunicon’s corporate Web site at http://www.immunicon.com. Webcast participants are encouraged to log on to the site at least 15 minutes prior to the scheduled start time to register, download, and install any necessary audio software. Following the call, a Webcast audio replay will be available on the Company’s Web site for 30 days through Friday, September 1, 2006. In addition, a dial-in replay will be maintained for 5 days through Monday, August 7, and can be accessed by dialing 888-286-8010 (U.S. listeners) or 617-801-6888 (International dialers) using reservation code: 67114176.

About Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer disease management. Immunicon has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon’s products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. www.immunicon.com

The information contained in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. Forward-looking statements contained in this press release include, among others, statements relating to Immunicon’s anticipated net cash burn for 2006, Immunicon’s funding strategy for commercialization activities and key product and clinical development programs and other statements not of historical fact. Immunicon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management’s current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by Immunicon’s forward-looking statements. These factors include, but are not limited to, risks and uncertainties associated with: Immunicon’s dependence on Veridex, LLC, a Johnson & Johnson company, in the field of cancer cell analysis; Immunicon’s capital and financing needs; research and development and clinical trial expenditures; commercialization of Immunicon’s product candidates Immunicon’s ability to use licensed products and to obtain new licenses from third parties; Immunicon’s ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to Immunicon’s customers for Immunicon’s products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under Immunicon’s agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to Immunicon’s products; effectiveness of Immunicon’s products compared to competitors’ products; protection of Immunicon’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against Immunicon; labor, contract or technical difficulties; and competitive pressures in Immunicon’s industry. These factors are discussed in more detail in Immunicon’s filings with the Securities and Exchange Commission.

“Immunicon” and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. “CellSpotter,” “CellTracks” and AutoPrep are registered trademarks of Immunivest Corporation, a wholly-owned subsidiary of Immunicon Corporation. CellTracks Analyzer II is a trademark of Immunivest Corporation. “CellSearch” is a trademark of Johnson & Johnson. All other trademarks or servicemarks appearing herein are the property of their respective holders. ALL RIGHTS RESERVED.

Contact Information:	Investors/Media: Tierney Communications
James G. Murphy SVP of Finance & Administration, CFO 215-830-0777 ext. 121 jmurphy@immunicon.com	Denise Portner Vice President 215-790-4395 dportner@tierneyagency.com

IMMUNICON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except share amounts)

	June 30 2006	December 31 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,550	$21,900
Short-term investments	11,881	20,694
Receivable from related party	292	316
Accounts receivable, net	1,584	825
Inventory	4,221	3,223
Prepaid expenses	451	397
Other current assets	259	326

Total current assets	40,238	47,681
Property and equipment, net	4,431	5,460

Long term investments	500	1,504
Other assets	377	325

TOTAL ASSETS	$45,546	$54,970

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$2,138	$2,769
Accounts payable	1,541	938
Payable to related party	1,129	433
Accrued expenses	3,384	3,576
Current portion of deferred revenue
Related party	2,054	1,597
Other	46	84

Total current liabilities	10,292	9,397

Long-term debt	2,509	3,115
Deferred revenue - related party	406	378
Commitments and Contingencies
STOCKHOLDERS’ EQUITY:
Common stock, $.001 par value—100,000,000 authorized, 27,644,023 and 27,556,885 shares issued and outstanding as of June 30, 2006 and December 31, 2005, respectively	28	27
Additional paid-in capital	161,510	162,630
Deferred stock-based compensation	—	(2,142)
Currency translation adjustment	19	12
Accumulated deficit	(129,218)	(118,447)

Total stockholders’ equity	32,339	42,080

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$45,546	$54,970

IMMUNICON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2006 COMPARED TO JUNE 30, 2005

(in thousands, except for per share and per share data)

UNAUDITED

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Product and service revenue
Related parties product revenue	$359	$305	$714	$615
Third party customers product revenue	1,429	267	1,988	517
Service revenue	338	50	677	100

Total product and service revenue	2,126	622	3,379	1,232

Cost of goods sold	2,425	636	3,950	810

Gross profit (loss) on product and service revenue	(299)	(14)	(571)	422

Milestone, license and other revenue	201	313	401	582

Total revenue	2,327	935	3,780	1,814

Operating expenses:
Research & development	3,259	5,543	6,377	11,485
General & administrative	2,349	2,032	4,818	4,017

Total operating expenses	5,608	7,575	11,195	15,502

Operating loss	(5,706)	(7,276)	(11,365)	(14,498)
Other income (expense)
Interest and other income	422	278	810	566
Interest expense	(103)	(120)	(216)	(245)

Other income (expense), net	319	158	594	321

Net loss	$(5,387)	$(7,118)	$(10,771)	$(14,177)

Net loss per common share - basic and diluted	$(0.20)	$(0.30)	$(0.39)	$(0.61)

Weighted average common shares oustanding- basic and diluted	27,620,882	23,400,532	27,602,043	23,309,339